Exhibit 10.1

[***] Certain information contained in this document has been omitted based on a court order.

ASSIGNMENT AND TECHNOLOGY TRANSFER AGREEMENT
between
BIOSANTE PHARMACEUTICALS, INC.
and
COLD GENESYS, INC.
Dated as of November 15, 2010

ASSIGNMENT AND TECHNOLOGY TRANSFER AGREEMENT
This Assignment and Technology Transfer Agreement (“Agreement”) is by and between BioSante Pharmaceuticals, Inc., organized and existing under the laws of Delaware doing business at 111 Barclay Boulevard, Suite 280, Lincolnshire, Il 60069 (“BioSante”), and Cold Genesys, Inc. organized and existing under the laws of California doing business at 2 Narbonne, Newport Beach, Ca 92660 (“Cold Genesys”). (BioSante and Cold Genesys are hereinafter also individually referred to as “Party” and collectively referred to as the “Parties”).
RECITALS
WHEREAS, BioSante owns certain targeted oncolytic virus technology (OVT), including its targeted CG0070 adenovirus clinical program;
WHEREAS, BioSante and BioValley International, Inc. entered into a Confidential Disclosure Agreement, dated February 3, 2010 related to the targeted OVT technology;
WHEREAS, BioSante and BioValley International, Inc. entered into a Non-binding Memorandum of Understanding, effective June 23, 2010, to memorialize in writing certain terms and conditions in a MOU to assist BioValley International, Inc in seeking potential corporate partners and or any necessary financing to acquire the BioSante Technology;
WHEREAS, BioValley International Inc. assigned its entire right, title and interest under the MOU to Cold Genesys on October 7, 2010;
WHEREAS, Cold Genesys wishes to acquire the entire right, title and interest to BioSante’s targeted OVT technology;
WHEREAS, the Parties now wish to enter into a definitive agreement to memorialize the sale of the OVT technology to Cold Genesys, and
THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
1.1 Definitions. The following terms, as used in this Agreement, have the following meanings. All other capitalized terms used herein shall have the meaning as provided in the body of this Agreement:
“Acquisition Fee” shall have the meaning as indicated in Section 3.1(a).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“BioSante BioMaterials” means all CG0070-related biological reagents owned by BioSante listed in Appendix A, which includes any GMP viral stocks, Master Cell Banks, Master Viral Stocks, production vectors, any and all OVT-related chemical compounds and formulations, chemical or biological solutions, gene, nucleic acid or amino acid sequence information, genetic or protein libraries, DNA, RNA, proteins, enzymes, antibodies, probes, plasmids, vectors, expression vectors and systems, cells, cell lines, cell banks, cell cultures, transformed hosts, tissues and other biological materials or information pertaining thereto together with any and all progeny, mutants and replications of such materials, and any and all constituents and derivatives of such materials, software, designs, formulae, procedures, methods, screening and selection processes and technologies, assays, analytical tests, techniques, ideas, know-how, research and development and technical data, programs, tools, specifications, processes, apparatus currently in BioSante’s possession.
“BioSante Documentation” means all clinical, regulatory, and manufacturing documentation owned by BioSante related to the preclinical and clinical development for CG0070 listed in Appendix B, including any IND filing, case report forms (CRFs), and Certificates of Analysis for reagents, recordings, graphs, drawings, reports, analyses, and other writings describing or embodying the above (whether in tangible or electronic form) currently in BioSante’s possession.
“BioSante Know-how” means the rights associated with trade secrets, know-how and all other rights in or to confidential business or technical information related to the CG0700 development program currently in BioSante’s possession.
“BioSante Patents” means the patent and patent applications listed in Appendix C and if not listed in Appendix C, should include all patents and patent applications held by BioSante related to CG0070 and OVT-related chemical compounds, if any, and including any continuations, continuations-in-part, divisionals, substitutions, reissues, renewals, extensions or modifications for any of the foregoing, and all foreign counterparts thereof.
“BioSante Technology” means the BioSante BioMaterials, the BioSante Documentation, BioSante Know-how and the BioSante Patents.
“Disclosing, Party” shall have the meaning as indicated in Section 5.1
“Effective Date” of this Agreement means the date the last Party hereto executed the Agreement.
“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Indemnitees” shall have the meaning as indicated in Section 6.3.
“Licensed Field” means the use and sale of oncolytic adenoviral products incorporating the BioSante Technology for any and all indications, including cancer.
“Liens” means any security interest, pledge, hypothecation, mortgage, lien, encumbrance, other than any assignment of license of the BioSante Patents.
“Net Sales” shall mean gross sales revenues and fees billed by Cold Genesys, its Affiliates or Sublicensees from the sale of Licensed Products less (i) trade discounts allowed, refunds, returns and recalls, (ii) sales taxes and other governmental charges and duties (including value added tax) actually paid, and (iii) provisions for uncollectible accounts determined in accordance with generally accepted accounting principles, consistently applied to all products of the selling party. Except as set forth in Section 4.6, in the event that Cold Genesys or any of its Affiliates or Sublicensees sells a Licensed Product in combination with another drug as part of a combination product (as such drug is defined in the marketing application to the FDA), the Net Sales for purposes of royalty payments shall be calculated by multiplying the Net Sales of that combination by the fraction A/A+B, where A is Company’s then gross selling price of the Licensed Product sold separately and B is the lowest, then-current fair market gross selling price of the other drug sold separately, provided that no deduction shall be made for costs for drugs not defined in the marketing application, provided further that in no event shall the Net Sales be reduced below an amount equal to the product of the number of combinations sold multiplied by Cold Genesys’s then selling price for the Licensed Product if sold on a stand-alone basis, and provided further that any drug that is not an FDA-approved, therapeutically active, stand-alone product (even if noted in the marketing application) in its own right shall be disregarded in respect to this definition.
“OVT Products” means CG0700, any derivatives thereof and any product whose manufacture, use or sale would, but for the assignment to be granted under Section 2.1 of this Agreement, infringe a Valid Claim of a BioSante Patent.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, limited liability partnership, labor union, trust, unincorporated organization, governmental body or other entity.
“Phase 2 Clinical Trial” shall mean a human clinical trial conducted in patients and designed to indicate a statistically significant level of efficacy for a product in a desired indication, as well as to obtain some information of the dosage regimen required, in accordance with 21 C.F.R. 312.21(b) as may be amended from time to time, or any foreign equivalent thereof
“Proprietary Information” shall have the meaning as indicated in Section 5.11
“Receiving Party” shall have the meaning as indicated in Section 5.1.
“Reimbursement Payment” shall have the meaning as indicated in Section 3.1(b).

“Subscription Agreement” shall have the meaning as indicated in Section 3.6.
“Sublicensee” means any third party (other than an Affiliate) to whom Cold Genesys has granted the right to develop, manufacture and sell Licensed Products, with respect to Licensed Products made and sold by such third party.
“Sublicensing Fees” means any amounts received, whether in cash, equity, credit, or other property or combination thereof, related to granting a license or sublicense, or sale of the BioSante Technology to a third party to develop OVT Products.
“Territory” means worldwide.
“Taxes” shall have the meaning as indicated in Section 3.7.
“Third Party” means any Person other than a Party or their respective Affiliates.
“Valid Claim” shall mean a claim of an issued or unexpired patent which has not been held unpatentable, invalid or unenforceable by a court or other governmental agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through re-issue, re-examination or disclaimer.
ARTICLE II
ASSIGNMENT AND TRANSFER
OF RIGHTS AND TECHNOLOGY

2.1 Assignment of Intellectual Property Rights and BioSante Technology. Subject to the terms and conditions of this Agreement (including without limitation full payment under Article III), BioSante, on behalf of itself and its Affiliates, hereby sells, assigns and transfers to Cold Genesys all entire right title and interest and to the BioSante Patents and the BioSante Know-how.
2.2 Patent Assignment Agreement. Contemporaneously with the execution of this Agreement, the Parties shall execute a “Patent Assignment Agreement” in a form substantially similar to that attached hereto as Exhibit I to document the transfer of the BioSante Patents. Cold Genesys shall have sole responsibility, at its sole cost and expense, to file the Patent Assignment Agreement and any forms or documents as required to record the assignment of the BioSante Patents from BioSante to Cold Genesys with the United States Patent & Trademark Office and any applicable foreign equivalents. As of the Effective Date, as between the Parties, Cold Genesys shall be solely responsible for maintaining (including prosecution and payment of all fees) and enforcing the assigned BioSante Patents.
2.3 Transfer of the Ownership of BioSante BioMaterials and BioSante Documentation. In connection with the assignment above in Section 2.1, BioSante shall provide and/or deliver to Cold Genesys:

(a) BioSante BioMaterials. On the Effective Date, BioSante shall transfer the ownership of, at Cold Genesys’s sole cost and expense, the BioSante BioMaterials to a location of Cold Genesys’s choice. As of the Effective Date, as between the Parties, Cold Genesys shall be solely responsible for controlling, maintaining and storing the BioSante BioMaterials at its sole cost and expense. Upon Cold Genesys’s written request, BioSante agrees to temporarily maintain the BioSante BioMaterials at its present location, Pacific BioMaterials Management, Inc. in Fresno, Ca, on behalf of Cold Genesys, and at Cold Genesys’s sole cost and expense, at the current rate of four hundred and seventy five US dollars ($475) per month for up to a period of three (3) months.
(b) BioSante Documentation. On the Effective Date, BioSante shall transfer the ownership of, to Cold Genesys, at Cold Genesys’s sole cost and expense, the BioSante Documentation to a location of Cold Genesys’s choice. As of the Effective Date, as between the Parties, Cold Genesys shall be solely responsible for controlling, maintaining and storing the BioSante Documentation at its sole cost and expense.
(c) BioSante Patents. Within ten (10) business days after the Effective Date, BioSante agrees to provide to Cold Genesys: (a) copies of all of its patent files of the patents and of the pending patent applications constituting BioSante Patents and the names and addresses of counsel who are currently involved in the prosecution thereof, and (b) copies of other relevant documents, if any, in BioSante’s possession that relate to the BioSante Patents, including the prosecution histories constituting the BioSante Patents. Cold Genesys shall be responsible for retaining present patent counsel or transfer of the responsibility for oversight of the patents to another law firm or third party.
2.4 Excluded Assets; No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring (i) any ownership rights to any intellectual property rights, technology or any other assets (whether tangible or intangible) owned or controlled by BioSante other than those expressly transferred under Article II of this Agreement, or (ii) any license rights, by implication, estoppel or otherwise, under any intellectual property rights owned or controlled by BioSante, other than as expressly transferred or granted in Article II of this Agreement.
2.5 Technical Assistance. Except as provided under Sections 2.2 & 2.3, neither Party shall be required to provide the other Party with any technical assistance or to furnish the other Party with, or obtain on their behalf, any documents, materials or other information or BioSante Technology.
2.6 No Assumption of Liabilities. Notwithstanding anything herein to the contrary, neither party shall not assume any liability of the other Party, including, without limitation, any such liability relating to any fact, circumstance, occurrence, condition, act or event or omission occurring prior to the Effective Date.
2.7 Insolvency. Notwithstanding anything herein to the contrary, should Cold Genesys become insolvent or cease to exist as an on-going business entity, within 12 months from the Effective Date of this Agreement, Cold Genesys agrees to assign its entire right, title and interest in any remaining BioSante Technology to BioSante or its successor. Cold Genesys will have the sole right to choose what portions of BioSante Technology need to be maintained or being used during this period and the remaining BioSante Technology will pertain only to those remaining portions in an “as is” condition.
ARTICLE III
COMPENSATION
3.1 Initial Payments. In exchange and consideration for the rights and BioSante Technology transferred hereunder in Sections, 2.1, 2.2 and 2.3, Cold Genesys shall pay BioSante:
(a) a one-time, non-refundable acquisition fee of fifty thousand US dollars ($50,000) (“Acquisition Fee”) upon the Effective Date; and
(b) a one-time, non-refundable payment to reimburse BioSante for actual fees and costs related to filing, prosecuting or maintaining the BioSante Patents from June 23, 2010, the Effective Date of the MOU, to the Effective Date of this Agreement in the amount of forty thousand six hundred and ninety one dollars and twenty cents ($40,691.20) composed of thirty eight thousand five hundred five ($38,505) in costs and fees plus two thousand one hundred eighty six dollars and twenty cents ($2,186.20) in patent annuities. (“Reimbursement Payment”).
3.2 Sublicensing Fees. Cold Genesys, and its Affiliates, shall pay to BioSante thirty percent (30%) of any Sublicensing Fees received from any Sublicensee should Cold Genesys or its Affiliates license or sell the BioSante Technology to a Third Party prior to completion of a Phase 2 Clinical Trial.
3.3 Running Royalties. Cold Genesys, its Sublicensees and its Affiliates, shall pay to BioSante running royalties in the amount of five percent (5%) on Net Sales of CG0070 in the Territory; and two percent (2%) on Net Sales of other OVT Products for an approved therapy derived all or in part from the BioSante Technology. In the event that other royalties are due after successful development of the BioSante Technology, royalty payments to BioSante shall be adjusted such that total royalty payments for CG0070 five percent (5%) or other OVT Products two percent (2%) not exceed a total of five percent (5%) and two percent (2%), respectively; however, the royalty due to BioSante shall not be reduced to less than 2.5% and 1% respectively.
3.4 Payment Terms. All payments paid under this Agreement shall be non-refundable. All fees shall be paid by Cold Genesys to BioSante by electronic transfer of immediately available funds to:
Name of Payee: BioSante Pharmaceuticals, Inc.
Address: 111 Barclay Boulevard, Suite 280, Lincolnshire, IL 60069
Bank: Bank of America
Account Name: BioSante Pharmaceuticals, Inc.
ABA Routing No: 026009593
Account No: 5800975699

3.5 Board Representation on Cold Genesys. Within thirty (30) days from the Effective Date, Cold Genesys shall adopt a resolution appointing a BioSante representative to serve on Cold Genesys’s Board of Directors. BioSante’s percentage of representation shall never fall below its percent ownership in Cold Genesys. Cold Genesys shall indemnify and hold harmless BioSante and the BioSante representative(s) for any acts, errors and omissions that occur while performing duties or services on behalf of and as a member of the Cold Genesys’ Board of Directors, and within one (1) year from the Effective Date, shall obtain and maintain adequate directors and officers insurance as a company of similar size in the industry.
3.6 Subscription Agreement. Contemporaneously with the execution of this Agreement, Cold Genesys shall execute a “Subscription Agreement” in a form substantially similar to that attached hereto as Exhibit II to transfer to BioSante a nineteen and nine tenths percent (19.9%) ownership position in Cold Genesys. BioSante’s ownership position in Cold Genesys shall not be reduced below 18.7% for the first twelve (12) months after execution. If necessary, Cold Genesys shall issue additional shares to BioSante to prevent subsequent dilution as set forth in this Section. Cold Genesys agrees to provide to BioSante financial reports due twenty (20) days after the end of each calendar quarter of a given year in order for BioSante to comply with Securities and Exchange Commission reporting regulations and rules.
3.7 Taxes. Each Party shall be responsible for its own taxes (including without limitation any sales, use or value-added taxes), duties, tariffs or other similar charges (“Taxes”) incurred in connection with each Party’s performance under this Agreement. If Cold Genesys concludes, after consultation with BioSante, that Tax withholdings are required under applicable law with respect to any payments due BioSante hereunder, Cold Genesys shall withhold the required amount and pay it to the appropriate governmental authority. Any such Tax required to be withheld shall be an expense of and borne solely by BioSante. To the extent required by law, Cold Genesys shall pay Taxes deducted and withheld from payments payable hereunder to the appropriate governmental authorities on behalf of BioSante.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES

4.1 General Warranties. Each Party represents and warrants to the other Party that:
(a) it has the power and authority to execute and delivery this Agreement and to perform the acts required of it hereunder; and
(b) the execution delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action, and this Agreement constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms.
The execution, delivery and performance of the Agreement does not and will not (i) violate, conflict with or result in the breach of any provision of its certificate of incorporation, operating agreement or by laws, (ii) conflict with or violate any law, governmental regulation or governmental order applicable to it or any of its assets, properties or businesses or (iii) conflict with, or result in any breach of, constitute default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to any contract, agreement, or arrangement by which it is bound.
4.2 Representations and Warranties by BioSante. BioSante represents and hereby warrants, as of the Effective Date:
(a) List of BioSante Patents. To best of BioSante’s knowledge, Appendix C sets forth a true and complete list of all BioSante Patents as well as those related to CG0070 and any OVT-related chemical compounds, indicating for such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and patent and application titles.
(b) Ownership. The BioSante Patents include all of the patents and patent applications owned or controlled by BioSante related to CG0070. BioSante exclusively owns all right, title and interest in and to each item of the BioSante Patents, free and clear of all Liens and owns all BioSante BioMaterials and BioSante Documentation. BioSante has not licensed these patents and patent applications to any third party.
(c) Infringement. To BioSante’s knowledge, there is no action or claim pending, asserted or threatened against BioSante concerning any of the foregoing BioSante Technology, not has BioSante received any notification that a license under any Third Party’s intellectual property rights related to the OVT technology may be required. To BioSante’s knowledge, there is no action or claim pending, asserted ort threatened by BioSante against any Third Party concerning any of the foregoing BioSante Technology.
(d) Protection Measures. BioSante has taken commercially reasonable measures to maintain the confidentiality and value of all confidential or proprietary BioSante Technology.
4.3 Warranties Disclaimer. Except as otherwise set forth herein, (i) EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL BIOSANTE TECHNOLOGY TRANSFERRED OR SERVICES PROVIDED HEREUNDER ARE PROVIDED WITHOUT ANY ADDITIONAL WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MECHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE ENFORCEABILITY OR NON-INFRINGEMENT, (ii) neither party makes any warranty or representation that any manufacture, use, importation, offer for sale or sale of any product or service covered by the BioSante Technology under this Agreement will be free from infringement of any patent or other intellectual property right of any Third Party, and (ii) BioSante does not make any warranty or representation as to the validity and/or scope of the BioSante Patents.
4.4 BioSante BioMaterials. The BioSante BioMaterials are experimental in nature and they are provided “AS IS.” BIOSANTE MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE BIOMATERIALS, EITHER EXPRESS OR IMPLIED, AND SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE V

CONFIDENTIAL INFORMATION
5.1 Confidentiality. Each Party acknowledges that it may obtain confidential, non-public information under this Agreement (“Proprietary Information”) of the other Party. The Party receiving the Proprietary Information (“Receiving Party”) of the other Party (“Disclosing Party”) shall, at all times, both during the Term and for a period five (5) years after the initial disclosure of the applicable Proprietary Information, keep in confidence and trust all of the Disclosing Party’s Proprietary Information received by it. The Receiving Party shall not use the Proprietary Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Proprietary Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Proprietary Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and permitted Sublicensees, who need access to such Proprietary Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements which protect the Proprietary Information of the Disclosing Party under no less protective terms as contained herein, or to its respective attorneys, auditors or bankers who will abide to the confidentiality provisions herein. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party’s Proprietary Information. Without in any way limiting the Disclosing Party’s rights, in law or equity, against the Receiving Party or any Third Party, the Receiving Party agrees to provide reasonable assistance to the Disclosing Party to remedy such unauthorized use or disclosure of its Proprietary Information.
5.2 Exceptions. The obligations under Section 5.1 above shall not apply to the extent that the Proprietary Information is information which:
(a) is already known to the Receiving Party without an obligation of confidentiality at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving;
(b) which knowledge the Receiving Party shall have the burden of proving;
(c) is, or, through no act or failure to act of the Receiving Party, becomes publicly known;
(d) is rightfully received by the Receiving Party from a Third Party without restriction on disclosure;
(e) is independently developed by the Receiving Party after the Effective Date without reference or access to the Proprietary Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving; or
(f) is approved for release by written authorization of the Disclosing Party.

5.3 Disclosure to Government Agencies. Nothing in this Agreement shall prevent the Receiving Party from disclosing Proprietary Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that as soon as reasonably possible and, in any event, prior to any such disclosure, the Receiving Party shall (a) assert the confidential nature of the Proprietary Information to the agency; (b) if legally permissible, immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (c) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.
ARTICLE VI
INDEMNITY OBLIGATIONS: LIMITATION OF LIABILITY
6.1 Indemnification by Cold Genesys. Cold Genesys shall indemnify, defend, and hold harmless BioSante and its Affiliates and their respective directors, board members, officers, employees, agents and independent contractors and their respective successors, heirs and assigns from and against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) arising from a third party claim arising out of any theory of liability (including actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service made, used , sold, imported or performed, only after the date of this agreement by Cold Genesys, pursuant or any right or licensed transferred or granted to Cold Genesys under this Agreement, except for any claims resulting from or as a result of any misrepresentations, acts, omissions, negligence or willful misconduct by BioSante.
6.2 Indemnification by BioSante. BioSante shall indemnify, defend, and hold harmless Cold Genesys and its Affiliates and their respective directors, board members, officers, employees, agents and independent contractors and their respective successors, heirs and assigns from and against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) arising from a third party claim arising out of any theory of liability (including actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning a breach of any of the representations or warranties made herein or any acts or omissions of BioSante related to the BioSante Technology.
6.3 Procedures. In the event that any Party entitled to indemnification under Section 6.1 or 6.2 (an “Indemnitee”) is seeking such indemnification Indemnitee agrees to provide the indemnifying party with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. The indemnifying party agrees, at its own expense, to provide attorneys reasonably acceptable to Indemnitee to defend against any such clam. The Indemnitee shall cooperate fully with The indemnifying party in such defense and will permit The indemnifying party to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel if representation of such Indemnitee by the counsel retained by the indemnifying party would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Such counsel retained by an Indemnitee may participate in the defense and disposition of such claim; provided that the indemnifying party is allowed to conduct and control such defense and disposition. The indemnifying party agrees to keep the Indemnitee informed of the progress in the defense and disposition of such claim and to consult with the Indemnitee with regard to any proposed settlement; provided that The indemnifying party shall not dispose of or settle any such claim in any manner which results in an admission of liability or an agreement to make payments by Indemnitee, or otherwise adversely affects Indemnitee’s rights or interests, without the Indemnitee’s prior written consent.
6.4 Limitation of Liability. EXCEPT FOR A BREACH OF THE INDEMNIFICATION OBLIGATIONS UNDER Section 6 , IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ASINING IN ANY WAY OUT THIS AGREEMENT, WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
ARTICLE VII
MISCELLANEOUS
7.1 Additional Actions and Documents. Each of the Parties hereby agrees to use its reasonable best efforts to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement, whether at or after the Effective Date.
7.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt); (b) when sent by facsimile (with written confirmation of transmission); or (c) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):
If to BioSante, to:
BioSante Pharmaceuticals, Inc.
111 Barclay Boulevard, Suite 280
Lincolnshire, Illinois 60069
Facsimile: (847) 478-8013
Attention: President & CEO

If to Cold Genesys, to:
Cold Genesys, Inc.
2 Narbonne
Newport Beach, California 92660
Facsimile:
Attention: Chief Executive Officer
7.3 Entire Agreement; Amendments and Waivers. This Agreement (including all appendices, exhibits, schedules and other attachments) represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and drafts of the Parties with regard to the transactions contemplated herein and therein. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action or nonaction taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action or nonaction of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
7.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such state, without giving effect to its principles of conflicts of law.
7.5 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any Third Party beneficiary rights in any Person not a party to this Agreement. No assignment or transfer of this Agreement or of any rights or obligations hereunder may be made by Cold Genesys directly or indirectly (by operation of law or otherwise), except to Affiliates, without the prior written consent of BioSante and any attempted assignment without the required consent shall be void.
7.6 Good Faith Performance. The Parties agree to cooperate fully to work in good faith and mutually to assist each other in the performance of this Agreement. In this regard, the Parties will meet and consult to seek to resolve any problems and disputes under this Agreement.
7.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
7.8 Counterparts; Language. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall be drafted in English only.
7.9 No Agency. Nothing in this Agreement shall be construed as establishing a joint venture or an agency relationship between the Parties. Neither Party shall have, or shall represent that it has, any power, right or authority to bind the other Party to any obligation or liability.
7.10 Rules of Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The words “include”, “including”, or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. The word “knowledge” when used in this Agreement will refer to actual knowledge of the Party without additional inquiry. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.
7.11 Force Majeure. Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages or any other causes that are beyond the reasonable control of such Party.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Technology and Intellectual Property Agreement to be duly executed as of the date first above written.

COLD GENESYS, INC. By: /s/ Alex Yeung, M.D. Name: Alex Yeung, M.D. Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Technology and Intellectual Property Agreement to be duly executed as of the date first above written.

BIOSANTE PHARMACEUTICALS, INC. By: /s/ Stephen M. Simes Name: Stephen M. Simes Title: President & CEO

[BIOSANTE’S SIGNATURE PAGE TO THE TECHNOLOGY AND INTELLECTUAL PROPERTY AGREEMENT COLD GENESYS’S SIGNATURE PAGE FOLLOWS

APPENDIX A

LIST OF BIOSANTE BIOMATERIALS
[***]

APPENDIX B

LIST OF BIOSANTE DOCUMENTATION

Bar Code	Class	Document Description
590614633	Clinical Research	CRFs
590614639	Clinical Research	CRFs
590614638	Clinical Research	CRFs
590614640	Clinical Research	CRFs
590614634	Clinical Research	CRFs
590614629	Clinical Research	CRFs
590614507	Clinical Research	ICF binders
590614508	Clinical Research	Misc Ref. Binders
590432893	Clinical Research	Misc Ref. Binders
590432777	Clinical Research	Study Files
590432776	Clinical Research	Study Files/Site files
590432775	Clinical Research	Site Files
590432778	Clinical Research	Site Files
590432780	Clinical Research	Site Files
590432779	Clinical Research	Site Files
590432774	Clinical Research	CSR Master Binders
590432773	Clinical Research	CRFs and Pharmacy Binder
590433504	Toxicology	Biodistrib. Mice/Multi-dose
511645176	Regulatory	Health Canada Docs
590433680	Regulatory	All corresp; Amend 1-18
590433678	Regulatory	Amendments 19-43
590433679	Regulatory	Amendments 44-50
590610818	Manufacturing	Lot History File Box 1
590610819	Manufacturing	Lot History File Box 2 Lot History File Box 3; stab &
590610820	Manufacturing	DDM
590610955	Manufacturing	Lot History File Box 7; ‘04 –’08
590610956	Manufacturing	Lot History File Box 6; ‘05 –’08
590610957	Manufacturing	Lot History File Box 5; 5% DDM
590610958	Manufacturing	QC/FP release; tox; lot release
590457501	Manufacturing	Tech trans. Records; Hela-S3 adhere/serum free; DDM method

APPENDIX C

LIST OF BIOSANTE PATENTS

	Case No	Application No.	Patent No.	Status	Country	File Date	Expiry Date	Invention Title
1	CELL120/0	63450/98	744725	Granted	AU	03-Mar-1998	03-Mar-2018	Adenovirus Vectors Containing Heterologous Transcription Regulatory Elements and Methods of Using Same
2	CELL120/0	2283231	2283231	Granted	CA	03-Mar-1998	03-Mar-2018	Adenovirus Vectors Containing Heterologous Transcription Regulatory Elements and Methods of Using Same
3	CELL120/0	09/033556	6432700	Granted	US	02-Mar-1998	02-Mar-2018	Adenovirus Vectors Containing Heterologous Transcription Regulatory Elements and Methods of Using Same
4	CELL120/0D	7010044.1		Pending	EP	21-May-2007		Adenovirus Vectors Containing Heterologous Transcription Regulatory Elements and Methods of Using Same
5	CELL120/0	10-538674		Pending	JP	03-Mar-1998		Adenovirus Vectors Containing Heterologous Transcription Regulatory Elements and Methods of Using Same
6	CELL122/1	59162/99	762940	Granted	AU	10-Sep-1999	10-Sep-2019	Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
7	CELL122/1D	2003252891	2003252891	Granted	AU	09-Oct-2003	10-Sep-2019	Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
8	CELL122/1	99946842.4	1112371	Granted	FR	10-Sep-1999	10-Sep-2019	Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
9	CELL122/1	99946842.4	69939478.3	Granted	DE	10-Sep-1999	10-Sep-2019	Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
10	CELL122/1	99946842.4	1112371	Granted	CH	10-Sep-1999	10-Sep-2019	Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
11	CELL122/1	99946842.4	1112371	Granted	UK	10-Sep-1999	10-Sep-2019	Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
12	CELL122/1	09/392822	6900049	Granted	US	09-Sep-1999	10-Sep-2018	Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
13	CELL122/1	2343135		Pending	CA	10-Sep-1999		Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof

14	CELL122/1	99812304.8		Pending	CN	10-Sep-1999		Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
15	CELL122/1	2000-570347		Pending	JP	10-Sep-1999		Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
16	CELL122/2	10/938227	7575919	Granted	US	09-Sep-2004	09-Sep-2019	Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
17	CELL122/3	2786010		Pending	US	18-Aug-2005		Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
18	CELL122/4	11/894,776		Pending	US	20-Aug-2007		Adenovirus Vectors Containing Cell Status-Specific Response Elements and Methods of Use Thereof
19	CELL123/1	99967776.8	1141363	Granted	FR	30-Dec-1999	30-Dec-2019	Target Cell-Specific Adenoviral Vectors Containing E3 and Methods of Use Thereof
20	CELL123/1	99967776.8	69936663.1	Granted	DE	30-Dec-1999	30-Dec-2019	Target Cell-Specific Adenoviral Vectors Containing E3 and Methods of Use Thereof
21	CELL123/1	99967776.8	1141363	Granted	UK	30-Dec-1999	30-Dec-2019	Target Cell-Specific Adenoviral Vectors Containing E3 and Methods of Use Thereof
22	CELL123/1	09/474699	6495130	Granted	US	29-Dec-1999	29-Dec-2019	Target Cell-Specific Adenoviral Vectors Containing E3 and Methods of Use Thereof
23	CELL123/2	10/226820	6991935	Granted	US	21-Aug-2002	29-Dec-2019	Target Cell-Specific Adenoviral Vectors Containing E3 and Methods of Use Thereof
24	CELL126/1	2001247648	2001247648	Granted	AU	21-Mar-2001	24-Mar-2020	Cell-Specific Adenovirus Vectors Comprising an Internal Ribosome Entry Site
25	CELL126/1	1920614.3	1266022	Granted	EP	21-Mar-2001	24-Mar-2020	Cell-Specific Adenovirus Vectors Comprising an Internal Ribosome Entry Site
26	CELL126/1	09/814351	6692736	Granted	US	21-Mar-2001	21-Mar-2021	Cell-Specific Adenovirus Vectors Comprising an Internal Ribosome Entry Site
27	CELL126/1	2404235		Pending	CA	21-Mar-2001		Cell-Specific Adenovirus Vectors Comprising an Internal Ribosome Entry Site
28	CELL126/1	1920614.3		Pending	FR	21-Mar-2001		Cell-Specific Adenovirus Vectors Comprising an Internal Ribosome Entry Site
29	CELL126/1	1920614.3		Pending	DE	21-Mar-2001		Cell-Specific Adenovirus Vectors Comprising an Internal Ribosome Entry Site
30	CELL126/1	2001-570809		Pending	JP	24-Sep-2002		Cell-Specific Adenovirus Vectors Comprising an Internal Ribosome Entry Site
31	CELL126/1	1920614.3		Pending	CH	21-Mar-2001		Cell-Specific Adenovirus Vectors Comprising an Internal Ribosome Entry Site
32	CELL126/1	1920614.3		Pending	UK	21-Mar-2001		Cell-Specific Adenovirus Vectors Comprising an Internal Ribosome Entry Site

33	CELL135/0	2234464	7001764	Granted	US	02-May-2002	10-Sep-2018	Compositions Comprising Tissue Specific Adenoviral Vectors
34	CELL138/0	-624654	7459154	Granted	US	26-Dec-2022	26-Dec-2022	Methods and Reagents for the Enhancement of Virus Transduction in the Bladder Epithelium
35	CELL138/1	10/743813	7267815	Granted	US	26-Dec-2022	26-Dec-2022	Methods and Reagents for the Enhancement of Virus Transduction in the Bladder Epithelium
36	CELL138/6	12/284734		Pending	US			Methods and Reagents for the Enhancement of Virus Transduction in the Bladder Epithelium
37	CELL138/0	2003299972		Pending	AU			Methods and Reagents for the Enhancement of Virus Transduction in the Bladder Epithelium
38	CELL138/0	3800237.4		Pending	EP			Methods and Reagents for the Enhancement of Virus Transduction in the Bladder Epithelium
39	CELL138/0	540732	540732	Granted	NZ	24-Dec-2023		Methods and Reagents for the Enhancement of Virus Transduction in the Bladder Epithelium
40	CELL138/0	2,510,903		Pending	CA			Methods and Reagents for the Enhancement of Virus Transduction in the Bladder Epithelium
41	CELL153/2	2574698		Pending	CA	22-Jan-2007		Addition of Transgenes into Adenoviral Vectors
42	CELL153/2	5791283.4		Pending	EP	23-Jan-2007		Addition of Transgenes into Adenoviral Vectors
43	CELL153/2	200580031943		Pending	CN	22-Mar-2007		Addition of Transgenes into Adenoviral Vectors
44	CELL153/2	2007-522731		Pending	JP	19-Jan-2007		Addition of Transgenes into Adenoviral Vectors
45	CELL153/2	11/181850		Pending	US	15-Jul-2005		Addition of Transgenes into Adenoviral Vectors

EXHIBIT I

DRAFT PATENT ASSIGNMENT

ASSIGNMENT
WHEREAS, BioSante Pharmaceuticals, Inc., organized and existing under the laws of the State of Delaware, and having an office at 111 Barclay Boulevard, Suite 280, Lincolnshire, Illinois 60069, ASSIGNOR, is the owner of the entire right, title and interest to the inventions disclosed in the patents and patent applications which are identified in Exhibit A;
and WHEREAS, Cold Genesys, Inc., organized and existing under the laws of the State of California, and having an office at 2 Narbonne, Newport Beach, California 92660, ASSIGNEE, is desirous of obtaining our entire right, title, and interest in, to and under the inventions and the patents and applications in Exhibit A:
NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00), and other good and valuable consideration, the receipt of which is hereby acknowledged, the said ASSIGNOR, has sold, assigned, transferred and set over, and by these presents do hereby sell, assign, transfer and set over, unto the ASSIGNEE, its successors, legal representatives and assigns, its entire right, title and interest in, to and under the inventions, and the United States patents and patent application and all utility applications in Exhibit A, and all divisions, renewals, continuations thereof, all Patents of the United States which may be granted thereon, and all reissues or extensions thereof, and all applications for industrial property protection, including, without limitation, all applications for patent, utility models, and designs which may hereafter be filed for said invention in any country or countries foreign to the United States, together with the right to file such applications and the right to claim for the same the priority rights derived from said United States application under Patents Laws of the United States, the International Convention for the Protection of Industrial Property, or any other international agreement or domestic laws of the country in which any such application is filed, as may be applicable, and all forms of industrial property protection, including, without limitation, patents, utility models, inventors’ certificates and designs which may be granted for said inventions in any country or countries foreign to the United States and all extensions, renewals, and reissues thereof;
AND ASSIGNOR HEREBY authorizes and requests the Commissioner for Patents and any Official of any country or countries foreign to the United States, whose duty it is to issue patents or other evidence or forms of industrial property protection on application asforesaid, to issue the same to said ASSIGNEE, its successors, legal representatives and assigns, in accordance with the terms of this instrument;
AND ASSIGNOR HEREBY covenants and agrees that it has the full right to convey the entire interest herein assigned, and that we have not executed, and will not execute, any agreement in conflict herewith;
AND ASSIGNOR HEREBY further covenants and agrees that it will communicate to said ASSIGNEE, its successors, legal representatives and assigns, any facts known to us respecting said invention, and testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing, reissue and foreign applications, make all rightful oaths, and generally do everything possible to aid said ASSIGNEE, its successors, legal representatives and assigns, to obtain and enforce proper protection for said invention in all countries.

IN TESTIMONY WHEREOF, ASSIGNEE hereunto set its hands and seals the day and year set opposite our respective signatures.

Date: , 20	L.S.
BioSante Pharmaceuticals, Inc.
Stephen Simes
President & CEO

State of    )
County of    )
On                     , 20      before me, a Notary Public, personally appeared Stephen Simes, personally known to me on the basis of satisfactory evidence to be the person whose named is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that be his/her signature on the instrument, the person executed the instrument.
WITNESS my hand and official seal

IN WITNESS WHEREOF, the Parties have caused this Technology and Intellectual Property Agreement to be duly executed as of the date first above written.

BIOSANTE PHARMACEUTICALS, INC. By: Name: Title:

[BIOSANTE’S SIGNATURE PAGE TO THE TECHNOLOGY AND INTELLECTUAL PROPERTY AGREEMENT COLD GENESYS’S SIGNATURE PAGE FOLLOWS]

EXHIBIT II

DRAFT SUBSCRIPTION AGREEMENT